Exhibit 10.15
AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This amendment (this “Amendment”), effective as of January 1, 2026, is made by and between Burford Capital LLC, a Delaware limited liability company (the “Company” and, collectively with the Burford Capital Limited group of companies, “BCG”), and Christopher P. Bogart (“Executive”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms but not defined in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).
WHEREAS, Executive was retained by the Company to serve as Chief Executive Officer of BCG pursuant to that certain amended and restated employment agreement, effective as of January 1, 2026 (as amended, supplemented or otherwise modified to the date hereof, the “Employment Agreement”); and
WHEREAS, the Parties have agreed to amend the Employment Agreement as set forth herein.
NOW THEREFORE, for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Employment Agreement as set forth below:
1.Amendment.
(a)Section 2(c) of the Employment Agreement is hereby amended to add the blue double-underlined language and to delete the ~~red strike-through~~ language:
(b)“(c)     Carry. Subject to Section 2(b)(i), effective as of January 1, 2024, Executive shall receive, with respect to each calendar year during the Term, a payment (such payments, “Carry”) equal to: (i) 3.75% of the cash gains realized by BCG (“Proceeds”) for each vintage year during the period beginning on January 1, 2015 and ending on December 31, 2023 and (ii) 3.75% of the Proceeds for each vintage year during the Term. For purposes of this Agreement, Proceeds shall (A) include, without limitation, (1) all net cash gains realized by BCG on investments in capital provision assets, (2) income received in cash from the BCG Master Allocation Agreement with its BOF-C investment fund, (3) asset management income received in cash from the Burford Advantage Fund (and including in the case of each of the immediately foregoing clauses (2) and (3), any successor investment funds thereto), (4) cash proceeds of secondary sales of investments occurring following January 1, 2024 and insurance proceeds related to investments in capital provision assets or other investment-related activity, and (5) income received in cash from other investments or business activities, and (B) exclude (1) any management fees, performance fees or other cash income realized by BCG from its management of other investment funds in existence on or prior to January 1, 2024, (2) 50% of the of the income received in cash from any investment in capital provision assets that at inception is forecasted to generate an internal rate of return of less than 20% at the time such investment is approved by the Company’s commitments committee (or any equivalent committee of the Company), and (3) net cash gains from any capital provision assets that BCG has contributed to a partnership in which Executive is a limited partner to the extent that such net cash gains exceed the value of such capital provision assets on the date of their contribution. The intention of the Parties with respect to the immediately preceding sentence is for Executive to receive Carry as to all investments and business activities of BCG, whether presently existing or added in the future, except those specifically excluded in clause (B) above, and the parties shall negotiate in good faith to arrive at an appropriate methodology for computing Carry for each new type of investment or business activity structure, including investments or business activities that create value in excess of current cash generation, such as in the context of acquiring or starting a new business that generates long-term equity value, to implement this intention consistent with the economic principle outlined above. For the avoidance of doubt, with respect to any vintage year, if “Proceeds” for the applicable calendar year is a realized net loss, then such realized net loss shall be carried over into the immediately following calendar year and shall offset any Carry that would otherwise be payable for such applicable vintage year in respect of such immediately following calendar year. The Carry payable to Executive, if any, will be paid between January 1 and March 15 of the calendar year immediately following the calendar year in respect of which such Proceeds are ~~earned~~ received by the Company.”
(c)New Section 1(d) of the Employment Agreement is hereby added as follows:
“(d)    Work Location. The Company is aware that Executive will be domiciled and have his primary US residence in Newbury, New Hampshire during the Term. The Company has concluded, based on Executive’s experience and expertise, that it has a bona fide business purpose in retaining Executive as a Chief Executive Officer of BCG to provide services for the Company from Newbury, New Hampshire. As a condition of his employment as Chief Executive Officer of BCG, Executive agrees that he will work primarily from Newbury, New Hampshire while in the United States. The Company has never provided and will not provide office space or regular work accommodations for Executive in its New York offices.”
2.Governing Law.
This Amendment shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States.

3.Validity.
The invalidity or unenforceability of any provision or provisions of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect.
4.Counterparts.
This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Amendment. Signatures delivered by facsimile shall be deemed effective for all purposes.
5.Entire Agreement.
This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other agreements between or among the Parties with respect to the subject matter hereof. This Amendment only modifies but does not supersede the Employment Agreement, and all other terms of the Employment Agreement shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date set forth below.

COMPANY
By:	/s/ Jordan D. Licht
Name: Jordan D. Licht
Title: Chief Financial Officer
Date:	December 31, 2025

EXECUTIVE
By:	/s/ Christopher P. Bogart
Name: Christopher P. Bogart
Date:	December 31, 2025

[Signature Page to Amendment to Amended and Restated Employment Agreement]